Exhibit 1


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                                                  Contact:  Stewart Lindsay
                                                            Edelman PR Worldwide
                                                            1-212-704-4435


             Bunge Limited Declares Regular Quarterly Cash Dividend


WHITE PLAINS, NY - January 14, 2003 - Bunge Limited (NYSE: BG) announced that its Board of Directors declared a regular quarterly cash dividend of $0.10 per share. The dividend is payable on Friday, February 28, 2003 to shareholders of record on Friday, February 14, 2003. Bunge Limited had 99,332,233 common shares outstanding on December 31, 2002.



About Bunge Limited

Bunge Limited (www.bunge.com) is an integrated, international agribusiness and food company operating in the farm-to-consumer food chain with worldwide distribution capabilities and primary operations in North America, South America and Europe. Headquartered in White Plains, New York, Bunge has over 24,000 employees and locations in 28 countries. Bunge is the largest processor of soybeans in the Americas, the world's leading oilseed processing company, the largest producer and supplier of fertilizers to farmers in South America and the world's leading seller of bottled vegetable oils to consumers.





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